UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 2, 2017, Macellum issued the following press release, which includes a link to a presentation rebutting certain claims made by the Company. The presentation is attached hereto as Exhibit 1.

MACELLUM MYSTIFIED BY CITI TRENDS, INC.'S MISLEADING CLAIMS OF A STRATEGIC PIVOT AND

IMPROVED PERFORMANCE FILES INVESTOR PRESENTATION SETTING THE RECORD STRAIGHT

Notes Citi Trends’ TSR is DOWN 66% Since Ed Anderson Became Chairman and

Board Has Failed Multiple Times Now to Recruit and Retain a Qualified CEO

Urges Stockholders to Vote the WHITE Proxy Card to Elect Macellum’s Two Highly

Qualified Stockholder Representatives to the Citi Trends Board

New York, New York (May 2, 2017) -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ: CTRN) (the “Company” or “Citi Trends”) that has nominated two highly qualified candidates for election at the Company’s upcoming annual meeting of stockholders, Jonathan Duskin and Paul Metcalf, today expressed its bewilderment by the Company’s claims that it began a “strategic pivot” in 2012, under Executive Chairman Ed Anderson, which has dramatically improved the Company’s performance. Macellum notes that a simple review of the facts clearly contradicts the Company’s claims:

-	Concept of Strategic Pivot Appears for First Time in April 2017 – The Company’s concept of a “strategic pivot” away from nationally recognized brands only appears in the Company’s public disclosure for the first time in April 2017, in the middle of a contested election. For the preceding five (5) fiscal years (fiscal years 2010-2015) and as late as March 2017, the Company continued to market itself as a provider of “leading national brands at off-price values.”

-	Self-Inflicted Mistakes Resulted in the Deterioration – The Company’s purported operational improvements since 2012 follows the worst performance in the Company’s history due, primarily, to the Company’s disastrous decision to change its strategy to making long-term, up front commitments for future seasons purchases and the promotion of an ill-suited candidate to CEO in 2009 whose lack of merchandising experience resulted in a 71% decline in EBITDA over his tenure.

o	Citi Trends’ sales per square foot declined at least four years prior to the Company’s claim that a decline in sales of urban brands in 2010 and 2011 caused the Company’s precipitous decline in comparable store sales, gross margins and EBITDA.

o	But do not take Macellum’s word for it - consider the Company’s own statements:

▪	“Despite all the external factors, the biggest contributor to our poor sales and, therefore, poor operating results was our own performance.” – Mr. Anderson conference call dated 3/9/12

▪	“I will talk a little bit about brands, and Ladies in particular, and where I'll focus on is a little bit of the decline of the Cache and Urban brands from their height several years ago. However, much of Citi Trends' issues with these brands have been self-inflicted.” – Mr. Mazzola conference call dated 5/16/12

-	Off-Price Competitors Did Not Suffer Due to Declines in Urban Brands – While the Board struggled to find a solution to the decline in the popularity of urban brands, competitors were able to adapt and flourish. Off-price competitors, TJX, ROST and BURL, have experienced significant same-store sales growth since 2010.

-	Citi Trends Ignores Performance of Its Proxy Peers During Pivot Downturn – The Board isolates the period of January 2010 through December 2011 as the Company’s pivot downturn. However, the Company’s proxy peers did not experience a similar downturn during this period. It is not surprising that the Company then experienced a TSR gain off this low point having underperformed their proxy peer group by 94% during their purported downturn period.

-	Board Fails to Recruit and Retain Qualified CEO Again - The Board has once again failed in its most fundamental duty of recruiting and retaining a qualified CEO with the sudden departure of Jason Mazzola.

-	Company’s Prolonged Underperformance Cannot Be Masked – Since Mr. Anderson became Chairman of the Board in May 2006, Citi Trends’ TSR is DOWN 66%, compared to the S&P 600 Retailing Index UP 27% and the S&P Retail Index UP 201% through March 8, 2017. If you invested $1.00 in Citi Trends when Mr. Anderson became Chairman, you now have $0.34.

A full copy of Macellum’s investor presentation and rebuttal presentation to the Company’s investor presentation can be found on Macellum’s dedicated website, www.fixcititrends.com.

Macellum urges stockholders to vote today on the WHITE proxy card to elect its two highly qualified nominees — Jonathan Duskin and Paul Metcalf — to the Board at the Company’s upcoming annual meeting.

Investor Contact:

Jonathan Duskin

Macellum Capital Management, LLC

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com